ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                       COMMERCIAL ACQUISITIONS CORPORATION

     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

     FIRST: The name of the corporation is Commercial Acquisitions Corporation.

     SECOND: The following amendments to the Articles of Incorporation were duly adopted by the board of directors on April 10, 1997, in accordance with Section 7-106-102 of the Colorado Business Corporation Act.

     Article Second of the Articles of Incorporation is hereby amended by adding the following provisions:

     137,500 shares of the corporation's preferred stock shall consist of Series 1325 East 16th Avenue 9% Convertible Cumulative Preferred Stock (hereinafter referred to as "Series 1325 E. 16th Ave. Preferred Stock"). The rights, preferences, privileges and restrictions imposed upon the Series 1325 E. 16th Ave. Preferred Stock are as follows:

          (a) Dividends; Right to Dividends. The Series 1325 E. 16th Ave. Preferred Stock is entitled to receive, out of funds legally available therefor, dividends at the quarterly rate of up to $0.0225 per share and no more, to the extent that Rental Income, as defined below, is actually received by the corporation on the corporation's property located at 1325 East 16th Avenue, Denver, Colorado 80218 (the "Property"). Rental Income is defined as the net cash received as rental payments on the Property, less any expenses relating to the Property. Such dividend shall be paid in cash on or before the 90th day (the "Dividend Payment Date") after the last day of the quarter with respect to which such dividend shall be payable, which quarters shall begin on May 1, August 1, November 1 and February 1 of each year (a "Dividend Period"), commencing May 1, 1997. If any dividends payable on any share of Series 1325 E. 16th Ave. Preferred Stock shall not be paid for any reason, the right of the holder of such share of Series 1325 E. 16th Ave. Preferred Stock to receive payment of such dividend shall not lapse or terminate, but each such unpaid dividend (the "Unpaid Dividends") shall accumulate and shall be paid without interest to such holder to the extent that the Rental Income for those past Dividend Periods is received by the corporation and on the Dividend Payment Date for the Dividend Period when such past due Rental Income is actually received by the corporation. In the event that only a portion of the Rental Income due to the corporation is received by the corporation on the Property during any Dividend Period, holders of shares of Series 1325 E. 16th Ave. Preferred Stock shall be entitled to receive their pro rata share of dividends based upon the Rental Income actually


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received by the corporation  during that Dividend Period.  In the event that the
Property is sold, transferred, assigned or conveyed (a "Transfer") by the corporation, the holders of shares of Series 1325 E. 16th Ave. Preferred Stock shall not be entitled to any further dividends after the effective date of the Transfer. The corporation's determination of Rental Income on the Property shall be audited on an annual basis at the corporation's expense as part of the
corporation's  fiscal  year  end  audit  by  an  independent   certified  public
accountant to determine that the corporation's determination of Rental Income has been calculated in accordance with generally accepted accounting principals. All such dividends shall accrue from the date of issuance whether or not earned so that no dividends or other distributions shall be made by the corporation with respect to the common stock, and no common stock shall be purchased or redeemed by the corporation, unless and until all Unpaid Dividends on the Series 1325 E. 16th Ave. Preferred Stock for all past Dividend Periods and for the then current Dividend Period shall have been declared and paid or set aside for payment. After all Unpaid Dividends on the Series 1325 E. 16th Ave. Preferred Stock for all past Dividend Periods and for the then current Dividend Period shall have been declared and paid or set aside for payment, if the board of directors shall declare dividends out of funds legally available therefor, such additional dividends may be declared on the common stock.

          (b) Liquidation and Dissolution. Upon the voluntary or involuntary liquidation, winding up or dissolution of the corporation, out of the assets available for distribution to shareholders whether such assets are capital, surplus or earnings, each share of Series 1325 E. 16th Ave. Preferred Stock shall be entitled to receive, in preference to any payment on the common stock only, an amount equal to $1.00 per share, plus cumulative dividends as provided in paragraph (a) of this Article Second accrued and unpaid to the date payment is made available to the Series 1325 E. 16th Ave. Preferred Stock. After the full preferential liquidation amount has been paid to, or determined and set apart for, Series 1325 E. 16th Ave. Preferred Stock, the remaining assets shall be payable to the holders of the common stock. In the event the assets of the corporation are insufficient to pay the full preferential liquidation amount required to be paid to the Series 1325 E. 16th Ave. Preferred Stock, the Series 1325 E. 16th Ave. Preferred Stock shall receive such funds pro rata on a share for share basis until the full liquidating preference on the Series 1325 E. 16th Ave. Preferred Stock is paid in full, and the balance, if any, shall then be paid to the holders of common stock.

     A reorganization shall not be considered to be a liquidation, winding up or dissolution within the meaning of this paragraph (b) of this Article Second and the Series 1325 E. 16th Ave. Preferred Stock shall be entitled only to the rights provided in the plan of reorganization.

          (c) Voting. Holders of shares of Series 1325 E. 16th Ave. Preferred Stock shall not be entitled to voting rights on any matter other than upon those matters set forth in Section 7-110-104 of the Colorado Business Corporation Act.

          (d) Optional Redemption of Series 1325 E. 16th Ave. Preferred Stock. On or after April 17, 1999, the Series 1325 E. 16th Ave. Preferred Stock is subject to redemption out of funds legally available therefor in whole, or from

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time  to  time  in  part,  at  the  option  of the  board  of  directors  of the corporation. If only a part of the shares of Series 1325 E. 16th Ave. Preferred Stock is to be redeemed, the redemption shall be carried out pro rata subject to adjustment to avoid redemption of fractional shares. The redemption price shall be $1.00 per share of Series 1325 E. 16th Ave. Preferred Stock plus cumulative dividends as provided in paragraph (a) of this Article Second accrued and unpaid to the date fixed for redemption.

               (i) Redemption Notice and Rights After Redemption. The corporation shall mail a notice of redemption to each holder of record of shares of Series 1325 E. 16th Ave. Preferred Stock to be redeemed addressed to the holder at the address of such holder appearing on the books of the corporation or given by the holder to the corporation for the purpose of notice, or if no such address appears or is given, at the place where the principal executive office of the corporation is located, not earlier than 60 nor later than 20 days before the date fixed for redemption. The notice of redemption shall include (i) the shares of Series 1325 E. 16th Ave. Preferred Stock to be redeemed, (ii) the date fixed for redemption, (iii) the redemption price, (iv) the place at which the shareholders may obtain payment of the redemption price upon surrender of their share certificates, and (v) the last date prior to the date of redemption that the right of conversion may be exercised, which is the close of business on the day prior to the date fixed for redemption. If funds are available on the date fixed for the redemption, then whether or not the share certificates are surrendered for payment of the redemption price, the shares shall no longer be outstanding and the holders thereof shall cease to be shareholders of the corporation with respect to the shares of Series 1325 E. 16th Ave. Preferred Stock redeemed on an after the date fixed for redemption and shall be entitled only to receive the redemption price without interest upon surrender of the share certificate. If less than all the shares of Series 1325 E. 16th Ave. Preferred Stock represented by one share certificate are to be redeemed, the corporation shall issue a new share certificate for the shares of Series 1325 E. 16th Ave. Preferred Stock not redeemed.

               (ii) Redemption Trust Fund. If, on or prior to any date fixed for redemption, the corporation deposits with any bank or trust company in Colorado as a trust fund a sum sufficient to redeem, on the date fixed for redemption thereof, the shares of Series 1325 E. 16th Ave. Preferred Stock called for redemption, with irrevocable instructions and authority to the bank or trust company to publish the notice of redemption thereof (or to complete such publication if theretofore commenced) and to pay, on and after the date fixed for redemption or prior thereto, the redemption price of the shares of Series 1325 E. 16th Ave. Preferred Stock to their respective holders upon the surrender of their share certificates, then from and after the date of the deposit (although prior to the date fixed for redemption) the shares of Series 1325 E. 16th Ave. Preferred Stock so called shall be redeemed and dividends on those shares shall cease to accrue after the date fixed for redemption. The deposit shall constitute full payment of the shares of Series 1325 E. 16th Ave. Preferred Stock to their holders and from and after the date of the deposit the shares of Series 1325 E. 16th Ave. Preferred Stock shall no longer be outstanding and the holders thereof shall cease to be shareholders with respect to such shares of Series 1325 E. 16th Ave. Preferred Stock and shall have no rights with respect thereto except the right to receive from the bank or trust


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company  payment of the  redemption  price of the shares of Series  1325 E. 16th
Ave. Preferred Stock without interest, upon surrender of their certificates therefor and the right to convert the shares in accordance with paragraph (e) of this Article Second. After 2 years, the bank or trust company shall return to the corporation funds deposited and not claimed and thereafter the holder of a share certificate for shares of Series 1325 E. 16th Ave. Preferred Stock redeemed shall look to the corporation for payment.

          (e) Conversion. The holders of Series 1325 E. 16th Ave. Preferred Stock have the following conversion rights (the "Conversion Rights"):

               (i) Right to Convert and Conversion Price. Each share of Series 1325 E. 16th Ave. Preferred Stock shall be convertible, at the option of the holder thereof, at any time commencing April 17, 1999 and continuing through April 17, 2002, subject to any prior redemption by the board of directors of the corporation of such Series 1325 E. 16th Ave. Preferred Stock shares as provided for in paragraph (d) of this Article Second. Each share of Series 1325 E. 16th Ave. Preferred Stock shall be convertible at the office of the corporation or of any transfer agent for such Series 1325 E. 16th Ave. Preferred Stock, as the case may be, into one fully paid and nonassessable share of common stock at a price equal to 80% of the average "Market Price," as defined in paragraph (g) of this Article Second, of the common stock for the 30 days prior to the conversion ("Conversion Price"), as determined on the day before a notice of conversion is provided to the corporation.

               (ii) Mechanics of Conversion. Before any holder of shares of Series 1325 E. 16th Ave. Preferred Stock shall be entitled to convert the same into full shares of common stock pursuant to paragraph (e)(i) of this Article Second, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Series 1325 E. 16th Ave. Preferred Stock, as the case may be, and shall give written notice to the corporation at such office that the holder elects to convert the same and shall state therein the holder's name or the name or names of the holder's nominees in which the holder wishes the certificate or certificates for shares of common stock to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the holder's nominee or nominees, a certificate or certificates for the number of full shares of common stock to which the holder shall be entitled as aforesaid. A conversion pursuant to paragraph (e)(i) of this Article Second shall be deemed to have occurred immediately prior to the close of business on the date of such surrender of the shares of Series 1325 E. 16th Ave. Preferred Stock to be converted, and the person or persons entitled to receive the shares of common stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of common stock on such date. Each holder of the Series 1325 E. 16th Ave. Preferred Stock who converts any shares of the Series 1325 E. 16th Ave. Preferred Stock shall be entitled to, and the corporation shall promptly pay in cash, or set aside for payment, all unpaid dividends with respect to such converted shares of the Series 1325 E. 16th Ave. Preferred Stock, whether or not earned or declared, to and including the time of conversion. A holder of the Series 1325 E. 16th Ave. Preferred Stock who

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converts any shares of the Series 1325 E. 16th Ave. Preferred Stock shall not be entitled to any remaining dividends with respect to the Series 1325 E. 16th Ave. Preferred Stock so converted, but shall be entitled to receive, on the date of the conversion, the arrearages, if any, with respect to any shares of the Series 1325 E. 16th Ave. Preferred Stock so converted.

               (iii) Adjustments to Conversion Price.

               (1) Special Definition. For purposes of this paragraph (e)(iii) of this Article Second, the following definition shall apply:

               "Original Issue Date" shall mean, the original date on which a share of Series 1325 E. 16th Ave. Preferred Stock was first issued to each preferred shareholder.

               (2) Adjustment for Stock Splits and Combinations. If the corporation shall at any time or from time to time after the Original Issue Date applicable to Series 1325 E. 16th Ave. Preferred Stock effect a subdivision of the outstanding common stock, the applicable Conversion Price then in effect immediately before that subdivision shall be proportionately decreased and, conversely, if the corporation shall at any time or from time to time after the Original Issue Date applicable to Series 1325 E. 16th Ave. Preferred Stock combine the outstanding shares of common stock, the applicable Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustments under this paragraph (e)(iii)(2) of this Article
Second shall become effective at the close of business on the date the subdivision or combination becomes effective.

               (3) Adjustment for Certain Dividends and Distributions. In the event the corporation at any time, or from time to time, after the Original Issue Date applicable to Series 1325 E. 16th Ave. Preferred Stock shall make or issue, or fix a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable in shares of common stock, then and in each such event the applicable Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

                  a) the numerator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                  b) the denominator of which shall be the total number of shares of common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of common stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close

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of business on such record date and thereafter  such  Conversion  Price shall be adjusted pursuant to this paragraph (e)(iii)(3) of this Article Second as of the time of actual payment of such dividends or distributions.

               (4) Adjustment for Other Dividend and Distributions. In the event the corporation at any time or from time to time after the Original Issue Date of Series 1325 E. 16th Ave. Preferred Stock shall make or issue, or fix a record date for the determination of holders of common stock entitled to receive, a dividend or other distribution payable in securities of the corporation other than shares of common stock, then and in such event provisions shall be made so that the holders of Series 1325 E. 16th Ave. Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of common stock receivable thereupon, the amount of securities of the corporation which they would have received had their Series 1325 E. 16th Ave. Preferred Stock been converted into common stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities (together with any distributions payable thereon during such period) receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under paragraph (e) of this Article Second with respect to the rights of the holders of the Series 1325 E. 16th Ave. Preferred Stock.

               (5) Adjustment for Reclassification, Exchange, or Substitution. If the common stock issuable upon the conversion of the Series 1325 E. 16th Ave. Preferred Stock at any time or from time to time after the Original Issue Date applicable to Series 1325 E. 16th Ave. Preferred Stock, shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividends provided for in paragraphs (e)(iii)(2) and (3) of this Article Second, or a reorganization, merger, consolidation, or sale of assets provided for in paragraph (e)(iii)(6) of this Article Second), then, and in each such event, provisions shall be made (by adjustment to the Conversion Price or otherwise) so that the holder of each share of Series 1325 E. 16th Ave. Preferred Stock shall have the right thereafter to convert each share of Series 1325 E. 16th Ave. Preferred Stock into the kind and amount of shares of stock and other securities receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of common stock into which such share of Series 1325 E. 16th Ave. Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

               (6) Adjustment for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Original Issue Date of the Series 1325 E. 16th Ave. Preferred Stock there shall be a capital reorganization of the corporation (other than a subdivision, combination, reclassification, exchange or substitution of shares provided for in paragraphs
(e)(iii)(2) and (5) of this Article Second) or a merger or consolidation of the corporation with or into another corporation, or the sale of all or substantially all of the corporation's properties and assets to any other person or entity, then, as a part of such reorganization, merger, consolidation, or sale, provision shall be made (by adjustment to the Conversion Price or otherwise) so that the holders of the Series 1325 E. 16th Ave. Preferred Stock

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shall  thereafter  be entitled to receive upon  conversion of the Series 1325 E.
16th Ave. Preferred Stock, the number and kind of shares of stock or other securities or property of the corporation, or of any successor corporation resulting from such merger or consolidation or sale, to which a holder of common stock deliverable upon conversion of such shares would have been entitled if such capital reorganization, merger, consolidation, or sale occurred on the date of the conversion.

               (iv) No Impairment. The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph (e) of this Article Second and in the taking of all such action as may be necessary or appropriate, in order to protect the conversion rights of the holders of the Series 1325 E. 16th Ave. Preferred Stock against impairment.

               (v) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price or any other adjustment pursuant to this paragraph (e) of this Article Second, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series 1325 E. 16th Ave. Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of such affected Series 1325 E. 16th Ave. Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such Series 1325
E. 16th Ave. Preferred Stock.

               (vi) Notices of Record Date. In the event that:

          a) the corporation shall set a record date for the purpose of entitling the holders of its shares of common stock to receive a dividend, or other distribution, payable otherwise than in cash;

          b) the corporation shall set a record date for the purpose of entitling the holders of its shares of common stock to subscribe for or purchase any shares of any class or to receive any other rights;

          c) there shall occur any capital reorganization of the corporation, reclassification of the shares of the corporation (other than a subdivision or combination of its outstanding common stock), consolidation or merger of the

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corporation   with  or  into  another   corporation  or  conveyance  of  all  or
substantially  all of the assets of the corporation to another person or entity;
or

          d)  there  shall  occur  a  voluntary  or   involuntary   dissolution,
liquidation or winding up of the corporation;

          then, and in any such case, the corporation shall cause to be mailed to the holders of record of the outstanding shares of the Series 1325 E. 16th Ave. Preferred Stock, at least 15 days prior to the date hereinafter specified, a notice stating (i) the date which (x) has been set as the record date for the purpose of such dividend, distribution, or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or, winding up is to take place and (ii) the record date as of which holders of common stock of record shall be entitled to other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

               (vii) Notices. Any notice required by the provisions of this paragraph (e) of this Article Second to be given to the holders of shares of Series 1325 E. 16th Ave. Preferred Stock shall be in writing and shall be delivered by personal service or agent, by telegraph or cable or sent by registered or certified mail, return receipt requested, with postage thereon fully prepaid. All such communications shall be addressed to each holder of record at its address appearing on the books of the corporation. If sent by telegraph or cable, a conformed copy of such telegraphic or cabled notice shall promptly be sent by mail (in the manner provided above) to the holders. Service of any such communication made only by mail shall be deemed complete on the date of actual delivery as shown by the addressee's registry or certification receipt or at the expiration of the fourth business day after the date of mailing, whichever is earlier in time.

               (viii) Fractional Shares. No fractional shares of common stock shall be issued upon conversion of Series 1325 E. 16th Ave. Preferred Stock. ln lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to the product of such fraction multiplied by the Market Price of one share of the corporation's common stock on the date of conversion.

               (ix) Payment of Taxes. The corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of common stock upon conversion of shares of the Series 1325 E. 16th Ave. Preferred Stock, including without limitation any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of common stock in a name other than that in which the shares of the Series 1325 E. 16th Ave. Preferred Stock so converted were registered.


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               (x)  Reservation of Common Stock.  The  corporation  shall at all times reserve and keep available, out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series 1325 E. 16th Ave. Preferred Stock, the full number of shares of common stock deliverable upon the conversion of all shares of Series 1325 E. 16th Ave. Preferred Stock from time to time outstanding. The corporation shall from time to time increase the authorized number of shares of common stock if the remaining unissued authorized shares of common stock shall not be sufficient to permit the conversion of all of the Series 1325 E. 16th Ave. Preferred Stock at the time outstanding.

               (xi) Retirement of Series 1325 E. 16th Ave. Preferred Stock Converted. No shares of Series 1325 E. 16th Ave. Preferred Stock that have been converted shall ever again be reissued, and all such shares so converted shall, upon such conversion, cease to be a part of the authorized shares of the corporation.

          (f) No Preemptive Rights. Except as provided in paragraph (e) of this Article Second, no holder of the Series 1325 E. 16th Ave. Preferred Stock and common stock shall be entitled as of right to subscribe for, purchase, or receive any part of any new or additional shares of any class, whether now or hereafter authorized, or of bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or bonds, debentures, or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the board of directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the board of directors in their absolute discretion may deem advisable.

          (g) Market Price. For the purpose hereof "Market Price" for the common stock shall be:

                           (i) If the common stock is listed on the New York Stock Exchange, the American Stock Exchange or such other securities exchange designated by the board of directors, or admitted to unlisted trading privileges on any such exchange, or if the common stock is quoted on a National Association of Securities Dealers, Inc. system that reports closing prices, the Market Price shall be the closing price of the common stock as reported by the Wall Street Journal on the day the Market Price is to be determined, or if no such price is reported for such day, then the determination of such closing price shall be as of the last immediately preceding day on which the closing price is so reported; or

                           (ii) If the common stock is not so listed or admitted to unlisted trading privileges or so quoted, the Market Price shall be the average of the last reported highest bid and the lowest asked prices quoted on the National Association of Securities Dealers, Inc.


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

         Automated Quotations System or, if not so quoted, then by the National Quotation Bureau, Inc. on the day the Market Price is determined; or

                           (iii) If the common stock is not so listed or admitted to unlisted trading privileges or so quoted, and bid and asked prices are not reported, the Market Price shall be determined in such reasonable manner as may be prescribed by the board of directors.


Dated:  April 16, 1997

                                    COMMERCIAL ACQUISITIONS CORPORATION,
                                    a Colorado corporation



                                    By: /s/ David J. Clamage
                                        ----------------------------------------
                                        David J. Clamage, Chairman of the Board





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